Exhibit 1.1

December 21, 2021

NatWest Markets pleads guilty in US to spoofing

NatWest Markets Plc (“NWM”) has today pled guilty in United States Federal Court to one count of wire fraud and one count of securities fraud in connection with historical spoofing conduct by former employees in U.S. Treasuries markets between January 2008 and May 2014 and, separately, during approximately three months in 2018.

As previously disclosed in NWM’s announcement on 3 September 2021, the 2018 trading occurred during the term of a non-prosecution agreement (“NPA”) between NatWest Markets Securities Inc. (“NWMSI”) and the United States Attorney’s Office for the District of Connecticut (“USAO CT”), under which non-prosecution was conditioned on NWMSI and affiliated companies not engaging in criminal conduct during the term of the NPA.  The relevant trading in 2018 was conducted by two NWM traders in Singapore and breached that NPA.  NWM reported the trading upon discovery and, following investigation, dismissed the employees concerned. None of those involved in the earlier spoofing activity are still employed by NWM or NWMSI.

The plea agreement reached with the United States Department of Justice and the USAO CT will resolve both the spoofing conduct and the breach of the NPA.

NWM will pay $25.2 million in a criminal fine; approximately $2.8 million of criminal forfeiture; and approximately $6.8 million in restitution.  These amounts are fully covered by existing provisions. The plea agreement also imposes an independent corporate monitor. In addition, NWM has also committed to compliance program reviews and improvements and agreed to reporting and cooperation obligations.

 Robert Begbie, CEO of NatWest Markets Plc, said:

“We deeply regret the past behaviour of a small number of former employees which has led to today’s guilty plea and the agreement with the United States Department of Justice and USAO CT and are pleased to resolve this matter. The behaviour of these individuals was unacceptable and has no place in the bank we are today.”

For further information, please contact:

Investor Relations: Paul Pybus

+44 (0) 20 7672 1758

Media Relations: Jamie Brookes

+44 (0) 131 523 4205

Legal Entity Identifiers

NatWest Markets Plc	RR3QWICWWIPCS8A4S074

Forward-Looking Statements:

This announcement contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, such as statements that include, without limitation, the words ‘expect’, ‘estimate’, ‘project’, ‘anticipate’, ‘commit’, ‘believe’, ‘should’, ‘intend’, ‘will’, ‘plan’, ‘could’, ‘probability’, ‘risk’, ‘Value-at-Risk (VaR)’, ‘target’, ‘goal’, ‘objective’, ‘may’, ‘endeavour’, ‘outlook’, ‘optimistic’, ‘prospects’ and similar expressions or variations on these expressions. These statements concern or may affect future matters, such as NWM Group’s future economic results, business plans and current strategies, and outcome of legal proceedings. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statements. The factors, risks and uncertainties that may impact any forward-looking statement or NWM Group’s actual results are discussed in NWM Plc’s 2020 Annual Report and Accounts (ARA), NWM Plc’s 2021 Registration Document, NWM Plc’s Interim Results for H1 2021 and other public filings. The forward-looking statements contained in this announcement speak only as of the date of this document and NWM Group does not assume or undertake any obligation or responsibility to update any of the forward-looking statements contained in this announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.